[GRAPHIC OMITTED]Russell-Stanley     Russell-Stanley Holdings, Inc.
                                     685 Route 202/206
                                     Bridgewater, NJ  08807-1762

                                     Release:  01-68
                                     Contact:  Ron Litchkowski
                                     (908) 203-9500


                 Russell-Stanley Restructuring Plan Supported
                    by Approximately 99.5% of Note Holders

                  Expiration Time of Exchange Offer Extended

Bridgewater, New Jersey, November 7, 2001--Russell-Stanley Holdings, Inc.
today announced that it extended the expiration time of its exchange offer to holders of its 10 7/8% Senior Subordinated Notes due 2009 (the "Old Notes") and its solicitation of releases and the voting deadline on its prepackaged plan of reorganization. The expiration time of the exchange offer and the voting deadline are now 5:00 p.m., New York City time, on November 9, 2001, unless further extended. To date, approximately 99.5% of the aggregate principal amount of the Old Notes have been tendered in the exchange offer.

The new 9% Senior Subordinated Notes due 2008 and common stock issued in the exchange will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


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Russell-Stanley Holdings, Inc. is a leading manufacturer and marketer of plastic and steel containers and a leading provider of related container services in the United States and Canada.


This press release includes forward-looking statements for the purposes of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and assumptions about future events. Although we believe our expectations and assumptions are reasonable, we cannot assure you that our expectations and assumptions will prove to have been correct. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.